Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Encompass Health Corporation (the “Company,” “we,” “our” and “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share.

General

The following description of our capital stock is intended as a summary only. This description is based on our amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”), and applicable provisions of the Delaware General Corporation Law (the “DGCL”). This summary is not complete and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws, each of which is filed as an exhibit to this Annual Report on Form 10-K. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the DGCL for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share (the “common stock”), and 1,500,000 shares of preferred stock, par value $0.10 per share. Our board of directors established a series of preferred stock, designated as 6.50% Series A Convertible Perpetual Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”), consisting of up to 400,000 shares, pursuant to a Certificate of Designations dated March 7, 2006; however, no shares of Series A Preferred Stock are outstanding.

Common Stock

The common stock of the Company has the following rights, preferences and privileges:

Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of the Company’s stockholders, including the election of directors. There are no cumulative voting rights.

The Bylaws provide that directors of the Company shall be elected by a vote of the majority of the votes cast at a meeting of stockholders for the election of directors, except that directors are to be elected by a plurality of the votes cast in any contested election (as described in the Bylaws). The DGCL provides generally that the Certificate of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote thereon; however, pursuant to the terms of the Certificate of Incorporation and as permitted by the DGCL, certain votes as described below require a supermajority. The Bylaws provide that they may be amended, altered or repealed at a meeting of stockholders by the vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat. Except as otherwise provided in the DGCL or other applicable law or regulation or stock exchange listing standard, all other matters to be voted on by stockholders must be approved by a majority of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the subject matter.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by the Company’s board of directors out of assets legally available for the payment of dividends.

Liquidation. In the event of a liquidation, dissolution or winding up of the Company’s affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, the Company’s remaining assets will be distributed ratably among the holders of the common stock on a per share basis. If there is any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either case, the Company will need to pay the applicable distribution to the holders of any preferred stock before distributions are paid to the holders of common stock.

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Rights and preferences. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Provisions of the Certificate of Incorporation and the DGCL That May Have Anti-Takeover Effects

Our Certificate of Incorporation and the DGCL contain certain provisions that may have anti‑takeover effects and may delay, defer or prevent a change in control of the Company.

Authorized but Unissued Common Stock. The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the rules of any stock exchange on which our securities may be listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL.  Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner.  A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets.  In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Approval of Certain Business Combinations; Supermajority Voting. Pursuant to the Certificate of Incorporation, the affirmative vote of the holders of 66-2/3% of all shares of the Company entitled to vote in elections of directors, considered as one class, is required for the adoption or authorization of a business combination (as hereinafter defined) with any other entity if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, the other entity is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of the Company entitled to vote in elections of directors, considered as one class. The term “business combination” includes (A) the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business to any other entity, (B) the consolidation of the Company with or its merger into any other entity, (C) the merger into the Company of any other entity, or (D) a combination or majority share acquisition in which the Company is the acquiring corporation and its voting shares are issued or transferred to any other entity or to stockholders of any other entity, and the term “business combination” shall also include any agreement, contract or other arrangement with another entity providing for any of the transactions described in (A) through (D) above. The supermajority voting provision for business combinations has an exception based on the value of the consideration to be paid by the other entity and the other entity’s conduct after acquiring its 20% holdings, as described in the Certificate of Incorporation.

Preferred Stock. Under the terms of the Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting powers, dividend rights, conversion rights, and liquidation preferences, of each series of preferred stock. Our board of directors also may from time to time increase the number of shares of any series already created by providing that any unissued shares of preferred stock shall constitute part of such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. No shares of preferred stock are outstanding.

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Transfer Agent and Registrar

Computershare Trust Company, N.A., is the transfer agent and registrar for our common stock.

Exchange Listing

Our common stock is traded on The New York Stock Exchange under the symbol “EHC.”

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